EXHIBIT 99.5

                                 BANK OF AMADOR
                           SECOND AMENDED AND RESTATED
                          DIRECTOR RETIREMENT AGREEMENT

         THIS BANK OF AMADOR SECOND AMENDED AND RESTATED DIRECTOR RETIREMENT AGREEMENT is entered into by and between Bank of Amador, a California-chartered bank, whose main office is located in Jackson, California (the "Bank"), and Larry Standing (the "Director"),

         WHEREAS, to encourage the Director to remain a member of the Bank's Board of Directors, the Bank is willing to provide retirement benefits to the Director, and the Bank will pay such benefits from its general assets,

         WHEREAS, the Bank and Director have previously entered into the Bank of Amador Director Retirement Agreement dated as of August 1, 2003, which was amended and restated to clarify certain issues,

         WHEREAS, the Bank and Director wish to further clarify, amend and restate the Bank of Amador Retirement Agreement, as provided herein, with an effective date as of August 1, 2003 ("Agreement").

         NOW, THEREFORE, in consideration of the foregoing premises, the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows.

                                    AGREEMENT

                                    Article 1
                                   Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1 "Accrual Balance" means the amount required to be accrued by the Bank according to generally accepted accounting principles to account for benefits that may become payable to the Director under this Agreement and as specified in Schedule 1 attached hereto.

         1.2 "Affiliate" means any entity, corporation or other business organization controlled by, controlling or under common control with the Bank.

         1.3 "Change in Control" means the occurrence of any one of the following events:

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                  (a)      consummation of a reorganization, merger,
                           consolidation, sale of all or substantially all of the assets of the Bank, or similar transaction or series of transactions, in which the stockholders of the Bank who were stockholders of the Bank immediately prior to the transaction hold less than fifty percent (50%) of the combined voting power of the Bank immediately after consummation of the transaction or series of transactions; or

                  (b) the filing of a report on Schedule 13D or another form or schedule (other than Schedule 13G) that is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of fifty percent (50%) or more of a class of the Bank's voting securities. However, this definition shall not apply to beneficial ownership of voting securities of the Bank held in a fiduciary capacity by an entity in which the Bank directly or indirectly beneficially owns fifty percent (50%) or more of the outstanding voting securities, or beneficial ownership of voting securities held by an employee benefit plan maintained for the benefit of the Bank's employees.

         1.4 "Disability" means that the Director suffers a sickness, accident or injury that has been determined to be a permanent disability by the carrier of any Bank-sponsored individual or group disability insurance policy covering the Director. If the Director is not covered by such a policy, Disability means suffering a sickness, accident or injury that (a) has been determined by the Social Security Administration to be a disability rendering the Director totally and permanently disabled, or (b) in the judgment of a physician satisfactory to the Bank, prevents the Director from performing substantially all of the Director's normal duties for the Bank. As a condition to receiving any Disability benefits, the Bank may require the Director to submit to physical or mental evaluations and tests, as the Bank's Board of Directors deems appropriate. The Director must submit proof to the Bank of the carrier's or the Social Security Administration's determination upon the request of the Bank.

         1.5 "Early Termination" means involuntary Termination of Service before reaching Normal Retirement Age. Early Termination does not include voluntary Termination of Service, Termination of Service as a result of death or Disability, or Termination of Service for Cause.

         1.6      "Normal Retirement Age" means the Director's 65th birthday.

         1.7 "Plan Year" means a year period beginning on the effective date of this Agreement and ending on each respective anniversary of such date.

         1.8 "Termination of Service for Cause" means the definition of termination for cause specified in any employment agreement existing on the date hereof or hereafter entered into

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between the Director and the Bank. If the Director is not a party to an employment agreement containing a definition of termination for cause, then Termination of Service for Cause means the Bank has terminated the Director's services for any of the following reasons, as determined by the Bank's Board of
Directors:

                  (a) an intentional or willful act of fraud, embezzlement, theft, disloyalty or personal dishonesty in connection with the Director's duties or in the performance of services to the Bank, or gross negligence on the part of the Director in the performance of services to the Bank;

                  (b) intentional or willful wrongful damage to property of the Bank or any of its Affiliates;

                  (c) intentional or wrongful disclosure of trade secrets or confidential information of the Bank or any of its Affiliates; or

                  (d) conviction under any law or violation of Bank policy committed in connection with the Director's service and resulting in an adverse effect on the Bank.

         1.9 "Termination of Service" means that the Director ceases to be a member of the Bank's Board of Directors for any reason, other than Termination of Service for Cause. For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director's Termination of Service, the Bank shall have the sole and absolute right to decide the dispute.

                                    Article 2
                               Retirement Benefits

         2.1 Normal Retirement Benefit. Subject to the general limitations under Article 4 hereof, upon Termination of Service on or after Normal Retirement Age, the Bank shall pay to the Director the benefit described in this
Article 2.1 instead of any other benefit under this Article 2.

                  (a)      Amount of Benefit. The annual benefit under this
                           Article 2.1 is eighteen thousand dollars ($18,000).

                  (b) Payment of Benefit. The Bank shall pay this annual benefit to the Director in twelve (12) equal monthly installments beginning on the last day of the month after the month in which Termination of Service occurs. The benefit shall be paid to the Director on the last day of each month for one hundred twenty
                           (120) months.

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         2.2      Early Termination Benefit. Subject to the general limitations under Article 4 hereof, upon Early Termination, the Bank shall pay to the Director the benefit described in this Article 2.2 instead of any other benefit under this Article 2.

                  (a) Amount of Benefit. The benefit under this Article 2.2 shall be the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Early Termination occurred (except during the first Plan Year, when the benefit shall be the Accrual Balance at the end of Plan Year 1). For every year except the first Plan Year, the benefit under this Article 2.2 is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Early Termination occurs.

                  (b) Payment of Benefit. The Bank shall pay this benefit to the Director in one hundred twenty (120) equal monthly installments beginning on the last day of the month after the month in which Termination of Service occurs.

         2.3      Disability Benefit. Subject to the general limitations under
Article 4 hereof, upon Termination of Service due to Disability before his or her Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Article 2.3 instead of any other benefit under this Article 2.

                  (a) Amount of Benefit. The benefit under this Article 2.3 shall be the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Termination of Service due to Disability occurred (except during the first Plan Year, when the benefit shall be the Accrual Balance at the end of Plan Year 1). For every year except the first Plan Year, the benefit under this Article 2.3 is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance for the last full month of the Director's service ending immediately before the date on which Termination of Service due to Disability occurs.

                  (b) Payment of Benefit. The Bank shall pay this benefit to the Director in one hundred twenty (120) equal monthly installments beginning on the last day of the month after the month in which Termination of Service occurs.

                  (c) If the benefit under this Article 2.3 would cause a reduction or set-off of any other Bank-sponsored disability plan benefits, the benefits under this Agreement shall be deferred until all other Bank-sponsored disability plan benefits are exhausted.

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         2.4      Change in Control Benefit. Upon a Change in Control, if the
Director's Normal Retirement Age or Termination of Service for any reason has not occurred, the Bank shall pay to the Director the benefit described in this
Article 2.4 instead of any other benefit under this Article 2, regardless of whether the Director's Termination of Service occurs after the Change in Control.

                  (a) Amount of Benefit. The benefit under this Article 2.4 shall be determined by vesting the Director in one hundred percent (100%) of the Accrual Balance for the Director's Normal Retirement Benefit at Normal Retirement Age as set forth under Article 2.1. The vesting of this Accrual Balance shall be accelerated immediately upon a Change in Control.

                  (b) Payment of Benefit. The Bank shall pay the amount of the Accrual Balance to the Director in a single lump sum within thirty (30) days after the Change in Control.

                  (c) No "Parachute Payments." Notwithstanding any provision of this Article 2.4, no payment shall be made pursuant to this Agreement to the Director if he or she constitutes a "disqualified individual," as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that such payment, when aggregated with all other payments considered for purposes of calculating a "parachute payment," results in an "excess parachute payment" under the Code. If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or any other payment by the Bank to or for the benefit of the Director at any time constitutes a "parachute payment" under Section 280G of the Code or any similar or successor provision of federal or state law, the Director agrees that he or she shall return the amounts constituting the "excess parachute payment."

         2.5 Payout of Normal Retirement Benefit, Early Termination Benefit or Disability Benefit after a Change in Control. If a Change in Control occurs at any time during a benefit payment period under this Agreement, and if at the time of that Change in Control, the Director is receiving the Normal Retirement Age benefit provided by Article 2.1, the Early Termination benefit provided by
Article 2.2, or the Disability benefit provided by Article 2.3, the Bank shall pay to the Director in a lump sum within thirty (30) days after the Change in Control, the Accrual Balance corresponding to the respective benefit for the last full month ending immediately before the effective date of the Change in Control after deduction of any Normal Retirement Age, Early Termination or Disability benefits already paid. If the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

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         2.6      Petition for Lump Sum Payment. If the Director is entitled to the Normal Retirement Age benefit provided by Article 2.1, the Early Termination benefit provided by Article 2.2 or the Disability benefit provided by Article 2.3, the Director may petition the Board of Directors to have the Accrual Balance corresponding to that particular benefit paid to the Director in a single lump sum after the deduction of any Early Termination or Disability amounts already paid. The Board of Directors shall have sole and absolute discretion about whether to pay the Accrual Balance in a lump sum. If the Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

                                    Article 3
                                 Death Benefits

         3.1 Death Benefits. For so long as the Bank, in its sole discretion, maintains a life insurance policy on the Director, after the Director's death the Bank shall pay to the Director's beneficiary(ies) or estate the benefit described in the Split Dollar Agreement and Split Dollar Endorsement, attached to this Agreement as Exhibit A, between the Bank and the Director, in accordance with the terms and conditions of the Split Dollar Agreement and Split Dollar Endorsement. If any other benefit payments are being made pursuant to this Agreement at the time of the Director's death, they shall cease immediately, and the Director shall be entitled only to the benefits described in this Article 3.

         3.2 Beneficiary Designations. With regard to the death benefits under this Article 3, the Director shall designate a beneficiary by filing a written beneficiary designation, in the form of Exhibit B, with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will be effective if and only if signed by the Director and received by the Bank during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary, and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, the Director's estate shall be the beneficiary.

         3.3 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

                                    Article 4
                               General Limitations

         4.1 Termination of Service for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Director's actions result in Termination of Service for Cause.

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         4.2      Confidential Information. The Director acknowledges that
during the course of his or her services with the Bank, he or she handled confidential information of the Bank and its Affiliates. The Director agrees he or she will retain in the strictest confidence all confidential matters that relate to the Bank or its Affiliates, including, without limitation, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures and other confidential business information from which the Bank derives an economic or competitive advantage or from which the Bank might derive such advantage in its business, whether or not labeled "secret" or "confidential," and not to disclose such information directly or indirectly or use such information in any way, at any time, except as required by law.

         4.3 Trade Secrets. The Director shall not disclose to any others or take or use for the Director's own purposes or purposes of any others at any time, any of the Bank's trade secrets, including without limitation, confidential information; customer lists; information concerning current or any future and proposed work, services or products; the fact that any such work, services or products are planned, under consideration, or in production, as well as any description thereof; computer programs; or computer software. The Director agrees that these restrictions shall also apply to (a) trade secrets belonging to third parties in the Bank's possession, and (b) trade secrets conceived, originated, discovered or developed by the Director during the term of his or her service.

         4.4 Inventions; Ownership Rights. The Director agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments ("Developments") developed, created, discovered, made, written or obtained by him or her in the course of or as a result, directly or indirectly, of performance of his or her service to the Bank, and all related intellectual property, including copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of the Bank. The Director agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by the Bank to enable the Bank to protect its rights to any such Developments.

         4.5 No Disparagement. The parties agree to treat each other respectfully and professionally and not disparage the other party (or the other party's officers, directors, employees, shareholders and agents) in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Director and the Bank will respond accurately and fully to any question, inquiry or request for information when required by legal process.

         4.6 Non-Interference; No Solicitation. The Director agrees not to interfere with any of the Bank's contractual obligations with others. Furthermore, the Director agrees that during the longer of (i) the period while he or she is receiving any benefit payments pursuant to this Agreement, or (ii) a period of two (2) years after the date of Termination of Service or Termination of Service for Cause, not to, without the Bank's express written consent, on his or

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her behalf or on behalf of another: (a) contact or solicit the business of any client, customer, creditor or licensee of the Bank or its Affiliates, or (b) hire employees of the Bank or its Affiliates.

         4.7 Return of Materials. After Termination of Service or Termination of Service for Cause, the Director agrees to deliver or return to the Bank all written confidential information furnished by the Bank or its Affiliates or prepared by the Director in connection with his or her services to the Bank and to destroy all such information stored on electronic media. The Director shall retain no copies thereof after his or her Termination of Service or Termination of Service for Cause.

         4.8 Remedies and Injunctive Relief. Without intending to limit the remedies available to the Bank, the Director agrees that damages at law are an insufficient remedy for violation by the Director of his or her covenants contained this Article 4. Accordingly, the Director hereby agrees that the Bank may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of his or her covenants contained in this Article 4, in each case without proof of actual damages, in addition to any other remedies that may be available under applicable law. The Director hereby waives the claim or defense that an adequate remedy at law is available to the Bank, and the Director agrees not to urge in any action or proceeding the claim or defense that an adequate remedy at law exists. Without limiting the generality of the foregoing, without limiting the remedies available to the Bank for violation of this Agreement, and without constituting an election of remedies, if the Director violates any of the terms of this Article 4 prior to or during the period when any benefits under this Agreement are being paid, he or she shall forfeit immediately any rights to and interest in any compensation or benefits payable under this Agreement, and the Bank may seek repayment of any benefits already paid to the Director.

         4.9 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if it is determined that the Director has committed suicide. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material omission or misstatement of fact on any application, resume or on any application for any benefits provided to the Bank.

         4.10 Removal. If the Director is removed from service and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

         4.11 Insolvency. If the Commissioner of the California Department of Financial Institutions appoints the Federal Deposit Insurance Corporation as receiver for the Bank, all obligations under this Agreement shall terminate as of the date of the Bank's declared insolvency.

         4.12 Default. If the Bank is in default as defined in the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of default.

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         4.13     FDIC Open-Bank Assistance. All obligations under this
Agreement will be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank, by the Director of the Office of Thrift Supervision or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank.

                                    Article 5
                          Claims and Review Procedures

         5.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim for benefits under this Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial,
(b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

         5.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons that the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

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                                    Article 6
                                  Miscellaneous

         6.1 Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         6.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Bank, nor does the Agreement interfere with the rights of the Bank's stockholder(s) not to re-elect the Director or the right of stockholder(s) or the Board of Directors to remove or to not nominate an individual as a director of the Bank. The Agreement also does not require the Director to remain a director nor interfere with the Director's right to terminate services at any time.

         6.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except by will or the laws of descent and distribution, except that the Director shall have the right to assign his or her rights and interests in any insurance policy that the Bank chooses to maintain on his or her life with respect only to that portion of the death proceeds designated by the Split Dollar Endorsement and to exercise all settlement options with respect to such death proceeds.

         6.4 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Director, to expressly assume and agree to perform the obligations under this Agreement. The Bank's failure to obtain such an assumption agreement before such succession becomes effective shall be considered a breach of this Agreement.

         6.5 Amendment and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director.

         6.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         6.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the internal substantive laws of the State of California, without regard to principles of conflicts of laws.

         6.8 Unfunded Arrangement; No Ownership Rights. The Director and beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent a mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Director's life is a general asset of the Bank to which the Director and beneficiary(ies) have no preferred or secured claim.

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         In the event that the Bank, in its sole and absolute discretion, elects to acquire an insurance policy or any other asset to recoup the costs or any portion thereof of the benefits under this Agreement, then such insurance policy or other assets shall not be deemed to be held under any trust for the benefit of the Director or his beneficiaries or to be a security for the performance of the obligations of the Director under this Agreement, but shall be, and remain, a general unpledged, unrestricted asset of the Bank. The Director and his or her beneficiaries shall have no rights whatsoever with respect to, or any claim against, any such insurance policy or other asset.

         6.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein.

         6.10 Administration. The Bank shall have all powers necessary to administer this Agreement, including but not limited to:

                  (a)      interpreting the provisions of the Agreement;

                  (b) establishing and revising the method of accounting for the Agreement;

                  (c)      maintaining a record of benefit payments; and

                  (d) establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         6.11 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         6.12 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall continue in full force and effect to the full extent consistent with the law. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with the law.

         6.13 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

         6.14 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified

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or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

         (a)      If to the Bank, to:         Bank of Amador
                                              P.O. Box 908
                                              Jackson, California  95642
                                              Attn:  Chairman of the
                                                     Board of Directors

         (b)      If to the Director, to:     Larry Standing
                                              P.O. Box 506
                                              Jackson, California  95642

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         6.15 Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing corporate, accounting and tax laws, rules and regulations will continue in effect in their current form. If the corporate, accounting and tax laws, rules and regulations change materially and if the changes have a material detrimental effect on this Agreement, the Bank reserves the right to terminate or modify this Agreement accordingly, subject to obtaining the written consent of the Director, which shall not be unreasonably withheld.

         6.16 Advice of Counsel. Before signing this Agreement, the Director either (a) consulted with and obtained advice from the Director's independent legal counsel concerning the legal nature and operations of this Agreement, including its impact on the Director's rights, privileges and obligations, or
(b) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

         IN WITNESS WHEREOF, the Director and a duly authorized officer of the Bank have signed this Agreement on the dates stated below.

DIRECTOR                                    BANK OF AMADOR

Name:          Larry Standing               By:   /s/ RICHARD P. VINSON
           -----------------------------          ------------------------------

Signature: /s/ LARRY STANDING               Name:     Richard P. Vinson
           -----------------------------          ------------------------------

Date:          Sept. 22, 2004               Title:    Chairman of the Board
        --------------------------------           -----------------------------

                                            Date:         9-22-04
                                                   -----------------------------

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

                                   SCHEDULE 1

                                 Larry Standing

                      ----------- --------- ----------------
                                                 Ending
                                                Account
                          Year       Age        Balance
                      ----------- --------- ----------------
                           1         60          10,544
                           2         61          33,690
                           3         62          59,799
                           4         63          89,160
                           5         64         122,086
                      ----------- --------- ----------------
                           6         65         125,865
                           7         66         115,516
                           8         67         104,495
                           9         68          92,757
                           10        69          80,256
                      ----------- --------- ----------------
                           11        70          66,942
                           12        71          52,763
                           13        72          37,663
                           14        73          21,580
                           15        74           4,453
                      ----------- --------- ----------------
                           16        75               0
                      ----------- --------- ----------------

                                    EXHIBIT A

               SPLIT DOLLAR AGREEMENT AND SPLIT DOLLAR ENDORSEMENT

                                    EXHIBIT B

                             BENEFICIARY DESIGNATION
                                 Larry Standing

         I designate the following as beneficiary(ies) of any death benefits under this Director Retirement Agreement:

Primary:
         Name:       Gareth Abel Standing
                    ------------------------------------------------------------
         Address:    P. O. Box 506, Jackson, CA  95642
                    ------------------------------------------------------------
         Social Security Number:         ###-##-####
                                ------------------------------------------------

Contingent:          Lawrence Dale Standing, II & Gareth Abel Standing, Trustees
                     UA DTD Dec. 21, 1999
         Name:       "The Standing 1999 Revocable Trust"
                    ------------------------------------------------------------
         Address:    P. O. Box 506, Jackson, CA  95642
                    ------------------------------------------------------------
         Social Security Number:
                                ------------------------------------------------

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

         I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved. This Beneficiary Designation amends and supercedes any previous Beneficiary Designation earlier filed with the Bank.

Signature:   /s/ LARRY STANDING
             ------------------------------
Date:               9-22-04
             ------------------------------

Received by the Bank this  22nd day of September, 2004.
                           ----        ---------  ----

By:    /s/ RICHARD P. VINSON
       ------------------------------------
Name:  Richard P. Vinson
       ------------------------------------
Title: Chairman of the Board
       ------------------------------------


                                       15